Form 10-K, Exhibit 13
period 1996-12-31
ALZA TTS RESEARCH PARTNERS LTD
filed 1997-03-31
CIK 710178

                                                               Exhibit 13







                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A limited partnership)

                 FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION

                               FOR THE YEARS ENDED
                           DECEMBER 31, 1996 AND 1995

                                     with

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Partners
ALZA TTS Research Partners, Ltd.
(A limited partnership)

We have audited the accompanying statements of assets, liabilities and partners' capital (deficit) of ALZA TTS Research Partners, Ltd. as of December 31, 1996 and 1995, and the related statements of revenue collected and expenses, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, these financial statements have been prepared on a modified basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' capital (deficit) of ALZA TTS Research Partners Ltd., at December 31, 1996 and 1995, and its revenue collected and expenses and cash flows for each of the three years in the period ended December 31, 1996, on the basis of accounting described in Note 1.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying additional information is prepared on a federal income tax basis and is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such additional information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                        /s/ Ernst & Young LLP
                                        ---------------------
                                          Ernst & Young LLP

Palo Alto, California
February 13, 1997

                         ALZA TTS RESEARCH PARTNERS, LTD.
                            (A limited partnership)

                      Statements of Assets, Liabilities, and
                            Partners' Capital (Deficit)

                                                  December 31,    December 31,
ASSETS                                                1996            1995
                                                  ------------    ------------
Current assets:
  Cash                                            $     77,586    $     48,245
                                                  ------------    ------------
                                                  ------------    ------------


LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Current liabilities:
 Payable to ALZA Corporation                      $    146,381    $    227,446


Partners' capital (deficit):
 Class A Limited Partners,
   3,200 units outstanding                            (69,904)        (336,732)
 Class B Limited Partner                                1,805          159,343
 General Partner                                         (696)          (1,812)
                                                 ------------     ------------

   Total partners' deficit                            (68,795)        (179,201)
                                                 ------------     ------------

                                                 $     77,586     $     48,245
                                                 ------------     ------------
                                                 ------------     ------------


                          See accompanying notes.

                          ALZA TTS RESEARCH PARTNERS, LTD.
                              (A limited partnership)

                     Statements of Revenue Collected and Expenses
                     Years ended December 31, 1996, 1995 and 1994

                                         1996             1995             1994
                                    --------------    -------------    ------------
REVENUE:

  Royalty income                     $ 6,265,401      $ 4,441,708       $ 3,167,914
  Interest income                         28,995           20,192            10,398
                                     -----------      -----------       -----------

    Total revenue                      6,294,396        4,461,900         3,178,312

EXPENSES:

  General and administrative              86,548          100,253           95,452
                                     -----------      -----------      -----------


NET INCOME                           $ 6,207,848      $ 4,361,647      $ 3,082,860
                                     -----------      -----------      -----------
                                     -----------      -----------      -----------

ALLOCATION OF NET INCOME:

    General Partner                  $    62,079     $    43,616      $    30,828
    Class A Limited Partners           6,035,020       4,318,031        3,052,032
    Class B Limited Partner              110,749               -                -
                                     -----------     -----------      -----------
                                     $ 6,207,848     $ 4,361,647      $ 3,082,860
                                     -----------     -----------      -----------
                                     -----------     -----------      -----------


                              See accompanying notes.

                          ALZA TTS RESEARCH PARTNERS, LTD.
                              (A limited partnership)

                      Statements of Partners' Capital (Deficit)
                    Years ended December 31, 1996, 1995 and 1994

                                                                   Total
                      Class A        Class B                      Partners'
                      Limited        Limited        General       Capital
                      Partners       Partner        Partner       (Deficit)
                   -------------  ------------   -------------  -------------
BALANCE
  DECEMBER 31,
  1993             $   (764,075)  $   482,259   $    (2,883)    $  (284,699)

Net income            3,052,032             -        30,828       3,082,860

Payments to
  Partners           (2,868,864)     (133,435)      (30,309)     (3,032,608)
                   ------------   -----------   -----------     -----------
BALANCE
  DECEMBER 31,
  1994                 (580,907)      348,824        (2,364)       (234,447)

Net income            4,318,031             -        43,616       4,361,647

Payments to
  Partners           (4,073,856)     (189,481)      (43,064)     (4,306,401)
                   ------------   -----------   -----------     -----------
BALANCE
  DECEMBER 31,
  1995                 (336,732)      159,343        (1,812)       (179,201)

Net income            6,035,020       110,749        62,079       6,207,848

Payments to
   Partners          (5,768,192)     (268,287)      (60,963)     (6,097,442)
                   ------------   -----------   -----------     -----------
BALANCE
   DECEMBER 31,
   1996            $    (69,904)  $     1,805   $      (696)    $   (68,795)
                   ------------   -----------   -----------     -----------
                   ------------   -----------   -----------     -----------

                              See accompanying notes.

                          ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                             Statements of Cash Flows
                     Years ended December 31, 1996, 1995 and 1994
                             Increase (Decrease) in Cash

                                                1996               1995             1994
                                            ------------       ------------    --------------
Cash flows from operating activities:

   Net income                               $ 6,207,848        $  4,361,647     $  3,082,860

   Adjustments to reconcile net
    income to net cash
    used in operating activities:
      Decrease in liabilities:
         Payable to ALZA Corporation            (81,065)            (35,156)         (39,854)

   Payments to partners                      (6,097,442)         (4,306,401)      (3,032,608)
                                            -----------        ------------     ------------

Net increase in cash                             29,341              20,090           10,398

Cash at beginning of year                        48,245              28,155           17,757
                                            -----------        ------------     ------------

Cash at end of year                         $    77,586        $     48,245     $     28,155
                                            -----------        ------------     ------------
                                            -----------        ------------     ------------


                           See accompanying notes.

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ALZA TTS Research Partners, Ltd. (the "Partnership") was formed on December 30, 1982 to conduct research and development of products combining ALZA Corporation's ("ALZA") proprietary transdermal therapeutic system technology with certain generic compounds. On April 22, 1983 the closing of the sale to the public of Class A Limited Partnership interests took place. At December 31, 1996 and 1995, the capital consisted of 3,200 Class A Limited Partnership units which had been sold for $5,000 each, an original investment by the Class B Limited Partner of $750,000 (paid as follows:
    $250,000 in 1983, $250,000 in 1984 and $250,000 in 1985) and
    an original investment by the General Partner (ALZA Development Corporation, a wholly-owned subsidiary of ALZA Corporation) of $169,192. Under the terms of the Agreement of Limited Partnership (the "Partnership Agreement"), net losses were allocated as follows: first, 1% to the General Partner and 99% to the Class A Limited Partners and then, after the capital account of the Class A Limited Partners was reduced to zero, 1% to the General Partner and 99% to the Class B Limited Partner. After the capital accounts of the Class A and Class B Limited Partners were reduced to zero, losses were allocated 100% to the General Partner.

    Under the terms of the Partnership Agreement, net income is allocated in the inverse order of the losses previously allocated. To the extent losses were allocated 100% to the General Partner, net income was allocated 100% to the General Partner in an amount equal to such losses prior to any allocation of net income to the Class A and Class B Limited Partners. Then, to the extent losses were allocated 99% to the Class B Limited Partner, any net income was allocated 99% to the Class B Limited Partner (and 1% to the General Partner) in an amount equal to such losses prior to any net income being allocated to the Class A Limited Partners. Then, to the extent losses were allocated 99% to the Class A Limited Partners, net income was allocated 99% to the Class A Limited Partners (and 1% to the General Partner.) As provided in the Partnership Agreement, once the amount of net income allocated to the Class A Limited Partners and the General Partner equaled previously allocated losses (which occurred in the third quarter of 1996), subsequent income began to be allocated 99% to the Class A and Class B Limited Partners, pro rata, and 1% to the General Partner.

    The General Partner is required by the Partnership
    Agreement to distribute, on a quarterly basis, all of the Partnership's Excess Cash (which consists of all cash received by the Partnership less all amounts expended in the conduct of the Partnership's business, including administrative expenses, and working capital) in proportion to the Partners' respective capital contribution percentages. Therefore, the amount available for distribution to the limited partners is net of ongoing administrative costs (primarily

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

    accounting and legal expenses, quarterly reports, tax returns and auditor's reports). Given the methodology for the allocation of losses and income as discussed above, deficit balances have resulted in the Class A Limited Partners' and General Partner's capital accounts and will continue until future allocated income exceeds cumulative cash distributions required of the General Partner.

    All available Partnership development funds were utilized
    before 1988. In 1987, ALZA exercised its continuation option, an option granted to it by the Partnership, to continue the development of all Partnership products without Partnership funding.  Duragesic-Registered Trademark- (fentanyl transdermal
    system) CII and Testoderm-Registered Trademark-   (testosterone
    transdermal system) CIII were completed by ALZA under the continuation option. Duragesic-Registered Trademark- has been cleared for marketing in the United States and in more than 30 additional countries, including several in each of Europe, South America and Asia (excluding Japan). Testoderm-Registered Trademark-has been cleared for marketing in the United States, China, Singapore and in more than ten European countries. For products at earlier stages of development, no arrangements have been made with development partners, and further activities are not contemplated at this time.

    ALZA has an option, exercisable for limited periods, to acquire worldwide licenses to manufacture and market, or sublicense to others, any or all products developed by the Partnership. ALZA has exercised its option to acquire worldwide licenses (with the right to sublicense) for the Duragesic-Registered Trademark- and Testoderm-Registered Trademark- products. These licenses are exclusive for each product until thirteen years after the actual reduction to practice of such product and will become non-exclusive thereafter. For Testoderm-Registered Trademark-, the period of ALZA's exclusivity ends on July 26, 1998. For Duragesic-Registered Trademark-, the period of ALZA's exclusivity ends on December 4, 1998.

    If ALZA's license for a product becomes nonexclusive, the General Partner will need to determine whether to appoint others to market and sell the product. Under ALZA's agreement with Janssen covering the Duragesic-Registered Trademark-product, if the product were to be introduced by a third party after ALZA's loss of exclusivity from the Partnership, ALZA's royalty rate due from Janssen with respect to Duragesic-Registered Trademark- would drop significantly. The Partnership's right to receive 4% of net sales from ALZA would not change. ALZA Development Corporation, a wholly-owned subsidiary of ALZA, might have a conflict of interest in connection with any Partnership decision as to whether the product should be licensed to a third party in addition to ALZA.

    The General Partner has an option (the "Purchase Option"), exercisable at any time, to purchase all (but not less than all) of the Limited Partners' interests in the Partnership.

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

    The exercise price is $120 million, less "Excess Cash" distributed to the Limited Partners. The exercise price may be paid in cash, ALZA common stock, or a combination, at the General Partner's option. The General Partner is under no obligation to exercise the Purchase Option and the General Partner will exercise the Purchase Option only if ALZA deems such exercise to be in its best interest. The General Partner has not made a determination as to whether to exercise the Purchase Option.

    A summary of the Partnership's significant accounting policies follows:

    Research and Development:

    Until 1987, when Partnership funds had been fully expended, the Partnership funded research and development costs quarterly, in advance, in an amount equal to ALZA's estimate of the research and development costs to be incurred by ALZA during the next quarter. Research and development expense was recognized by the Partnership during the period in which work was performed by ALZA.

    Royalty income:

    Janssen Pharmaceutica, Inc. (together with its affiliates, "Janssen"), a subsidiary of Johnson and Johnson, began marketing Duragesic-Registered Trademark- in the United States during the second quarter of 1991, and in Canada during the second quarter of 1992. In addition, Janssen has launched Duragesic-Registered Trademark- in more than 20 other countries, including several in each of Europe, South America and Asia (excluding Japan). During the second quarter of 1994, ALZA, through its sales and marketing division, ALZA Pharmaceuticals, began co-promoting Duragesic-Registered Trademark- in the United States with Janssen. As provided by the agreement between ALZA and Janssen, quarterly sales reports and the resulting payments to ALZA on Duragesic-Registered Trademark- sold by Janssen are due no later than 90 days after the end of each quarter.

    In April 1994, ALZA, through ALZA Pharmaceuticals, began marketing Testoderm-Registered Trademark- in the United States. The product will be marketed by one or more distributors outside the United States. Commercialization agreements for Testoderm-Registered Trademark- have been signed with Scitech Genetics Limited, in 1995, covering Bangladesh, Brunei, Burma, India, Indonesia, Malaysia, Pakistan, Philippines, Singapore, South Korea, Sri Lanka, Thailand and Vietnam and with Pharmagenesis, Inc., also in 1995, covering China, Hong Kong, Macau and Taiwan. Scitech Genetics launched Testoderm-Registered Trademark- in Singapore in January

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

    1997. As provided by the agreements between ALZA and Scitech and ALZA and Pharmagenesis, quarterly sales reports and the resulting payments to ALZA on Testoderm-Registered Trademark- sold by Scitech and Pharmagenesis are due within 45 days after the end of each quarter.

    During the fourth quarter of 1996, ALZA signed an agreement with Ferring NV pursuant to which Ferring has the rights to market Testoderm-Registered Trademark- in Austria, Belgium, Denmark, Finland, Germany, Ireland, Luxembourg, the Netherlands, Norway, Sweden, Switzerland and the United Kingdom. As provided by the agreement between ALZA and Ferring, quarterly sales reports and the resulting payments to ALZA on Testoderm-Registered Trademark-sold by Ferring will be due within 45 days after the end of the quarter. The Partnership received a license fee of $250,000 from ALZA pursuant to the terms of the License Agreement between the Partnership and ALZA for Testoderm-Registered Trademark-.

    Agreements between ALZA and the Partnership provide for ALZA to report sales and make associated royalty payments to the Partnership within 90 days after the end of the quarter in which ALZA receives payment from Janssen on sales of Duragesic-Registered Trademark-. In addition, within 90 days after the end of each calendar quarter, ALZA reports sales and makes associated royalty payments to the Partnership with respect to ALZA's sales of Testoderm-Registered Trademark- in the United States during such quarter. Under these agreements, the Partnership is entitled to receive 4% of net sales of Duragesic-Registered Trademark- and Testoderm-Registered Trademark-.

    The Partnership currently records income in the quarter in which cash is received. The Partnership maintains its books using a modified basis of cash receipts and disbursements which is different from accrual basis accounting in that royalty revenues are not recognized until the related cash is received.

    Distributions:

    After payment of the Partnership expenses, distributions to the partners by the Partnership are to be made on a quarterly basis as soon as practicable after the end of each calendar quarter in which the Partnership receives a payment from ALZA.

    According to the Partnership Agreement, quarterly distributions to the Limited Partners consist of Excess Cash, which consists of all cash received by the Partnership less all amounts expended in the conduct of the Partnership's business, including administrative expenses, and working capital. Therefore, the amount available for distribution to the Limited Partners is net of ongoing administrative expenses. These

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

    costs have been advanced by ALZA on behalf of the Partnership since December 1987 at which time all Partnership funds had been utilized. Initially, ALZA had agreed that the Partnership could reimburse these costs to ALZA at the rate of $5.00 per Partnership unit per quarter, which were deducted from Excess Cash from December 1991 through December 1993. In March 1994, the quarterly rate was increased to $10.00 per Partnership unit. In June 1996, it was determined that a further increase in the reimbursement rate was necessary to fully reimburse ALZA for past administrative costs on a more timely basis. Therefore, beginning with the September 1996 distribution, a quarterly deduction has been made from Excess Cash in an amount equal to the actual adminstrative expenses of the Partnership for the previous quarter plus $10.00 per Partnership unit to repay past administrative costs. ALZA has not charged any interest on the past due amounts. At the rate of $10.00 per Partnership unit per quarter, all unpaid past administrative costs (totalling $116,691 as of December 31, 1996) are expected to be repaid by the fourth quarter of 1997.

    Income taxes:

    Income or loss of the Partnership is included in the tax returns of the individual partners. Accordingly, no provision for income taxes has been made by the Partnership.

2.  TAX BASIS

    Prior to fiscal year 1994, the Partnership's income tax reporting method was consistent with the modified basis of cash receipts and disbursements method used for financial reporting purposes.

    The Partnership applied to the Internal Revenue Service ("IRS") to change its income tax reporting method to the accrual basis, effective January 1, 1994. The IRS accepted the application and agreed to the Partnership making a one time adjustment to be recognized over three years, beginning in 1994. The application was filed to change the Partnership's income tax reporting method to a method consistent with the current Internal Revenue Code.

    The following is a reconciliation of partners' deficit for financial reporting purposes, as described in this report, to the partners' capital for federal income tax reporting purposes. The current difference between the financial and tax basis statements is due to i) the deferred revenue resulting from the accounting method change (see paragraph below), ii) royalty and license income accrued to be consistent with the accounting

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

     method change and iii) the syndication costs, which reduce partners' capital for financial reporting purposes but which are recorded as an asset for tax purposes.


     Partners' deficit for financial reporting
       purposes at December 31, 1996                    $   (68,795)

     Deferred Revenue - Section 481(a) adjustment
       due to accounting method change
       (Total adjustment $1,123,277; 1994
       adjustment $374,426; 1995 adjustment
       $374,426; 1996 adjustment $374,425)                       0

     Accounts Receivable - Accrued royalty
       and license revenue                               3,911,256

     Syndication costs charged to partners'
       capital for financial purposes                    1,810,059
                                                     -------------
     Partners' capital for tax reporting
       purposes at December 31, 1996                 $  5,652,520
                                                     -------------
                                                     -------------

3.   RELATED PARTIES

     ALZA Development Corporation, a wholly-owned subsidiary of ALZA, is the general partner of the Partnership.

     ALZA, under a research and development contract, performed all research and development for the Partnership. The Partnership requires certain administrative, accounting, contract management and record keeping services which are presently being provided by ALZA and billed to the Partnership at ALZA's standard administrative services rate ($86,548 for 1996, $100,253 for 1995 and $95,452 for 1994).

4.   CONTINGENT LIABILITIES

     ALZA performed research and development work during 1987 amounting to $78,789. This amount has not been accrued for and will not be accrued for unless and until the Partnership has additional funding as provided in the Partnership Agreement. This accrual was not made because the Partnership was required under the research and

                         ALZA TTS RESEARCH PARTNERS, LTD.
                             (A limited partnership)

                          Notes to Financial Statements
                                December 31, 1996

development contract with ALZA to pay only its Total Funds (as defined in the research and development contract).

                            ADDITIONAL INFORMATION

                           ALZA TTS RESEARCH PARTNERS, LTD.
                               (A limited partnership)

                Statements of Assets, Liabilities, and Partners' Capital
                                 (Income tax basis)

                                               December 31,       December 31,
ASSETS                                             1996               1995
                                               ------------       ------------
Current assets:

  Cash                                         $     77,586      $      48,245

  Accounts receivable from ALZA Corporation       3,911,256          2,688,432
                                               ------------      -------------

Total current assets                              3,988,842          2,736,677

Syndication costs                                 1,810,059          1,810,059
                                               ------------      -------------

Total Assets                                   $  5,798,901      $   4,546,736
                                               ------------      -------------
                                               ------------      -------------

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Payable to ALZA Corporation                  $    146,381      $    227,446

  Deferred revenue - Section 481(a)
    adjustment due to accounting
    method change (Note 2)                                -            374,425
                                               ------------      -------------

Total current liabilities                           146,381            601,871

Partners' capital:
  Class A Limited Partners                        5,341,728          3,665,728
  Class B Limited Partner                           254,267            239,710
  General Partner                                    56,525             39,427
                                               ------------      -------------

Total partners' capital                           5,652,520          3,944,865
                                               ------------      -------------

Total Liabilities and Partners' Capital        $  5,798,901      $   4,546,736
                                               ------------      -------------
                                               ------------      -------------

                    ALZA TTS Research Partners, Ltd.
                         (A limited partnership)

                        Statements of Operations
                           (Income tax basis)

              Years ended December 31, 1996, 1995 and 1994

                                                           1996            1995             1994
                                                           ----            ----             ----
REVENUES:

  Royalty income (includes $374,425 in 1996
    and $374,426 in both 1995 and 1994
    recognized due to the accounting
    change in 1994)                                 $ 7,612,650     $ 5,595,628      $ 4,328,001
  License fee                                           250,000               -                -
  Interest income                                        28,995          20,192           10,398
                                                    -----------     -----------      -----------
    Total revenue                                     7,891,645       5,615,820        4,338,399

EXPENSES:

  General and administrative                             86,548         100,253           95,452
                                                    -----------     -----------      -----------
INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                         7,805,097       5,515,567        4,242,947

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE:

  Conversion from modified
    cash to accrual basis, January 1, 1994                    -               -        1,123,277

  Less portion of above
    deferred to be recognized
    as revenue from 1994 through 1996                         -               -       (1,123,277)
                                                    -----------     -----------      -----------
  Effect of accounting
    change at December 31, 1994                               -               -                0
                                                    -----------     -----------      -----------
NET INCOME                                          $ 7,805,097     $ 5,515,567      $ 4,242,947
                                                    -----------     -----------      -----------
                                                    -----------     -----------      -----------
ALLOCATION OF NET INCOME:

  General Partner                                   $    78,061     $    55,151      $    42,435
  Class B Limited Partner                               282,844               -                -
  Class A Limited Partners                            7,444,192       5,460,416        4,200,512
                                                    -----------     -----------      -----------
                                                    $ 7,805,097     $ 5,515,567      $ 4,242,947
                                                    -----------     -----------      -----------
                                                    -----------     -----------      -----------
NET INCOME PER CLASS A
  LIMITED PARTNERSHIP UNIT                          $  2,326.31     $  1,706.38      $  1,312.66
                                                    -----------     -----------      -----------
                                                    -----------     -----------      -----------

                          ALZA TTS RESEARCH PARTNERS, LTD.
                              (A limited partnership)

                          Statements of Partners' Capital
                               (Income tax basis)
                  Years ended December 31, 1996, 1995 and 1994

                             Class A         Class B                         Total
                             Limited         Limited        General        Partners'
                             Partners        Partner        Partner         Capital
                           ------------    ------------   ------------   --------------
BALANCE
 DECEMBER 31,
 1993                      $   947,520       $  562,626    $    15,214     $  1,525,360

Net income                   4,200,512                -         42,435        4,242,947

Payments to
 Partners                   (2,868,864)        (133,435)       (30,309)      (3,032,608)
                           -----------       ----------    -----------      -----------

BALANCE
 DECEMBER 31,
 1994                        2,279,168          429,191         27,340        2,735,699

Net income                   5,460,416                -         55,151        5,515,567

Payments to
 Partners                   (4,073,856)        (189,481)       (43,064)      (4,306,401)
                           -----------       ----------    -----------      -----------

BALANCE
 DECEMBER 31,
 1995                        3,665,728          239,710         39,427        3,944,865

Net income                   7,444,192          282,844         78,061        7,805,097

Payments to
 Partners                   (5,768,192)        (268,287)       (60,963)      (6,097,442)
                           -----------       ----------    -----------      -----------

BALANCE
 DECEMBER 31,
 1996                      $ 5,341,728       $  254,267    $    56,525      $ 5,652,520
                           -----------       ----------    -----------      -----------
                           -----------       ----------    -----------      -----------