Form 10-K, Exhibit 13
period 1997-12-31
ALZA TTS RESEARCH PARTNERS LTD
filed 1998-03-30
CIK 710178

                                                                      EXHIBIT 13

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)
                FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION
                              FOR THE YEARS ENDED
                           DECEMBER 31, 1997 AND 1996
                                      WITH
               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
ALZA TTS Research Partners, Ltd.
(A limited partnership)

    We have audited the accompanying statements of assets, liabilities and partners' capital (deficit) of ALZA TTS Research Partners, Ltd. as of December 31, 1997 and 1996, and the related statements of revenue collected and expenses, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' capital (deficit) of ALZA TTS Research Partners Ltd., at December 31, 1997 and 1996, and its revenue collected and expenses and cash flows for each of the three years in the period ended December 31, 1997, on the basis of accounting described in Note 1.

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

                                                  /s/ ERNST & YOUNG LLP

                                          --------------------------------------
                                                    Ernst & Young LLP

Palo Alto, California
February 13, 1998

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

       STATEMENTS OF ASSETS, LIABILITIES, AND PARTNERS' CAPITAL (DEFICIT)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                     ASSETS
Current assets:
  Cash...............................................................................   $  109,262    $   77,586
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                   LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Payable to ALZA Corporation........................................................   $   17,635    $  146,381

Partners' capital (deficit):
  Class A Limited Partners, 3,200 units outstanding..................................       81,863       (69,904)
  Class B Limited Partner............................................................        8,864         1,805
  General Partner....................................................................          900          (696)
                                                                                       ------------  ------------
    Total partners' capital (deficit)................................................       91,627       (68,795)
                                                                                       ------------  ------------
                                                                                        $  109,262    $   77,586
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                            See accompanying notes.

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

                  STATEMENTS OF REVENUE COLLECTED AND EXPENSES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
REVENUE:
  Royalty income........................................................  $  8,776,814  $  6,265,401  $  4,441,708
  License fee...........................................................       250,000       --            --
  Interest income.......................................................        31,687        28,995        20,192
                                                                          ------------  ------------  ------------
    Total revenue.......................................................     9,058,501     6,294,396     4,461,900

EXPENSES:
  General and administrative............................................       105,512        86,548       100,253
                                                                          ------------  ------------  ------------

NET INCOME..............................................................  $  8,952,989  $  6,207,848  $  4,361,647
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

ALLOCATION OF NET INCOME:
  General Partner.......................................................  $     89,530  $     62,079  $     43,616
  Class A Limited Partners..............................................     8,469,527     6,035,020     4,318,031
  Class B Limited Partner...............................................       393,932       110,749       --
                                                                          ------------  ------------  ------------
                                                                          $  8,952,989  $  6,207,848  $  4,361,647
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                            See accompanying notes.

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                         TOTAL
                                                                CLASS A       CLASS B                  PARTNERS'
                                                                LIMITED       LIMITED     GENERAL       CAPITAL
                                                               PARTNERS       PARTNER     PARTNER      (DEFICIT)
                                                             -------------  -----------  ----------  -------------
BALANCE DECEMBER 31, 1994..................................  $    (580,907) $   348,824  $   (2,364) $    (234,447)
Net income.................................................      4,318,031      --           43,616      4,361,647
Payments to Partners.......................................     (4,073,856)    (189,481)    (43,064)    (4,306,401)
                                                             -------------  -----------  ----------  -------------
BALANCE DECEMBER 31, 1995..................................       (336,732)     159,343      (1,812)      (179,201)
Net income.................................................      6,035,020      110,749      62,079      6,207,848
Payments to Partners.......................................     (5,768,192)    (268,287)    (60,963)    (6,097,442)
                                                             -------------  -----------  ----------  -------------
BALANCE DECEMBER 31, 1996..................................        (69,904)       1,805        (696)       (68,795)
Net income.................................................      8,469,527      393,932      89,530      8,952,989
Payment to Partners........................................     (8,317,760)    (386,873)    (87,934)    (8,792,567)
                                                             -------------  -----------  ----------  -------------
BALANCE DECEMBER 31, 1997..................................  $      81,863  $     8,864  $      900  $      91,627
                                                             -------------  -----------  ----------  -------------
                                                             -------------  -----------  ----------  -------------

                            See accompanying notes.

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                          INCREASE (DECREASE) IN CASH

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   8,952,989  $   6,207,848  $   4,361,647
  Adjustments to reconcile net income to net cash used in operating activities:
      Decrease in liabilities:
        Payable to ALZA Corporation..................................       (128,746)       (81,065)       (35,156)
  Payments to partners...............................................     (8,792,567)    (6,097,442)    (4,306,401)
                                                                       -------------  -------------  -------------
Net increase in cash.................................................         31,676         29,341         20,090
Cash at beginning of year............................................         77,586         48,245         28,155
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     109,262  $      77,586  $      48,245
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

                        ALZA TTS RESEARCH PARNTERS, LTD.
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ALZA TTS Research Partners, Ltd. (the "Partnership") was formed on December 30, 1982 to conduct research and development of products combining ALZA Corporation's ("ALZA") proprietary transdermal ("D-TRANS-TM-") therapeutic systems technology with certain generic compounds. On April 22, 1983 the closing of the sale to the public of Class A Limited Partnership interests took place. At December 31, 1997 and 1996, the capital consisted of 3,200 Class A Limited Partnership units which had been sold for $5,000 each, an original investment by the Class B Limited Partner of $750,000 (paid: $250,000 in 1983, $250,000 in 1984 and $250,000 in 1985) and an original investment by the General Partner (ALZA Development Corporation, a wholly-owned subsidiary of ALZA) of $169,192. Under the terms of the Agreement of Limited Partnership (the "Partnership Agreement"), net losses were allocated as follows: first, 1% to the General Partner and 99% to the Class A Limited Partners and then, after the capital account of the Class A Limited Partners was reduced to zero, 1% to the General Partner and 99% to the Class B Limited Partner. After the capital accounts of the Class A and Class B Limited Partners were reduced to zero, losses were allocated 100% to the General Partner.

    Under the terms of the Partnership Agreement, net income is allocated in the inverse order of the losses previously allocated. To the extent losses were allocated 100% to the General Partner, net income was allocated 100% to the General Partner in an amount equal to such losses prior to any allocation of net income to the Class A and Class B Limited Partners. Then, to the extent losses were allocated 99% to the Class B Limited Partner, any net income was allocated 99% to the Class B Limited Partner (and 1% to the General Partner) in an amount equal to such losses prior to any net income being allocated to the Class A Limited Partners. Then, to the extent losses were allocated 99% to the Class A Limited Partners, net income was allocated 99% to the Class A Limited Partners (and 1% to the General Partner.) As provided in the Partnership Agreement, once the amount of net income allocated to the Class A Limited Partners and the General Partner equaled previously allocated losses (which occurred in the third quarter of 1996), subsequent net income began to be allocated 99% to the Class A and Class B Limited Partners, PRO RATA, and 1% to the General Partner.

    The General Partner is required by the Partnership Agreement to distribute, on a quarterly basis, all of the Partnership's Excess Cash (which consists of all cash received by the Partnership less all amounts expended in the conduct of the Partnership's business, including administrative expenses, and working capital) in proportion to the Partners' respective capital contribution percentages. Therefore, the amount available for distribution to the limited partners is net of ongoing administrative costs (primarily accounting and legal expenses, quarterly reports, tax returns and auditor's reports).

    All available Partnership development funds were utilized before 1988. In 1987, ALZA exercised its continuation option, an option granted to it by the Partnership, to continue the development of all Partnership products without Partnership funding. A D-TRANS-TM- fentanyl product (marketed under the trade name Duragesic-Registered Trademark- in the United States and Durogesic-Registered Trademark- outside the United States) and a D-TRANS-TM-testosterone product (marketed under the trade name
Testoderm-Registered Trademark-) were completed by ALZA under the continuation option. Duragesic-Registered Trademark- has been cleared for marketing in the United States and in more than 35 additional countries, including several in each of Europe, South America and Asia (excluding Japan).
Testoderm-Registered Trademark- has been cleared for marketing in the United States, China, Singapore and in more than ten European countries. In 1996, ALZA, through its sales and marketing division, ALZA Pharmaceuticals, introduced Testoderm-Registered Trademark- with Adhesive as an addition to the Testoderm-Registered Trademark- line. This product was developed

                        ALZA TTS RESEARCH PARNTERS, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) without Partnership funds. However, regulatory clearance of the product was obtained through a supplemental New Drug Application to the Testoderm-Registered Trademark- New Drug Application ("NDA"), and ALZA makes the same payments to the Partnership with respect to Testoderm-Registered Trademark-with Adhesive as it does with respect to the original
Testoderm-Registered Trademark- product. For products at earlier stages of development, no arrangements have been made with development partners, and further activities are not contemplated at this time.

    ALZA has an option, exercisable for limited periods, to acquire worldwide licenses to manufacture and market, or sublicense to others, any or all products developed by the Partnership. ALZA has exercised its option to acquire worldwide licenses (with the right to sublicense) for the Duragesic-Registered Trademark- and Testoderm-Registered Trademark- products. The licenses for each product are exclusive until thirteen years after the actual reduction to practice of such product and become nonexclusive thereafter. For Testoderm-Registered Trademark-, the period of ALZA's exclusivity ends on July 26, 1998. For
Duragesic-Registered Trademark-, the period of ALZA's exclusivity ends on December 4, 1998.

    If ALZA's license for a product becomes nonexclusive, the General Partner will need to determine whether to appoint others to market and sell the product. Under ALZA's agreement with Janssen Pharmaceutica, Inc (together with its affiliates, "Janssen"), a subsidiary of Johnson and Johnson, covering the Duragesic-Registered Trademark- product, if the product were to be introduced by a third party after ALZA's loss of exclusivity from the Partnership, ALZA's royalty rate due from Janssen with respect to Duragesic-Registered Trademark-would drop significantly. The Partnership's right to receive 4% of net sales from ALZA would not change. It is likely that ALZA Development Corporation would have a conflict of interest in connection with any Partnership decision as to whether Testoderm-Registered Trademark- and Duragesic-Registered Trademark-should be licensed to a third party in addition to ALZA. In such an event, ALZA Development Corporation would likely resign as the General Partner and a new general partner would have to be appointed.

    The General Partner has an option (the "Purchase Option"), exercisable at any time, to purchase all (but not less than all) of the Limited Partners' interests in the Partnership. The exercise price is $120 million, less Excess Cash distributed to the Limited Partners. The exercise price would be paid by check to the Limited Partners. As of December 31, 1997, the purchase price would be $27,992 per $5,000 unit. The General Partner is under no obligation to exercise the Purchase Option and the General Partner will exercise the Purchase Option only if ALZA deems such exercise to be in its best interest. The General Partner has not made a determination as to whether to exercise the Purchase Option.

    A summary of the Partnership's significant accounting policies follows:

    RESEARCH AND DEVELOPMENT:

    Until 1987, when Partnership funds raised at the time of its formation had been fully expended, the Partnership funded research and development costs quarterly, in advance, in an amount equal to ALZA's estimate of the research and development costs to be incurred by ALZA during the next quarter. Research and development expense was recognized by the Partnership during the period in which work was performed by ALZA.

                        ALZA TTS RESEARCH PARNTERS, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ROYALTY INCOME:

    Janssen began marketing Duragesic-Registered Trademark- in the United States during the second quarter of 1991, and in Canada during the second quarter of 1992. In addition, Janssen has launched Duragesic-Registered Trademark- in more than 25 other countries, including several in each of Europe, South America and Asia (excluding Japan). During the second quarter of 1994, ALZA Pharmaceuticals began co-promoting Duragesic-Registered Trademark- in the United States with Janssen. As provided by the agreement between ALZA and Janssen, quarterly sales reports and the resulting payments to ALZA on Duragesic-Registered Trademark-sold by Janssen are due no later than 90 days after the end of each quarter.

    In April 1994, ALZA Pharmaceuticals began marketing
Testoderm-Registered Trademark- in the United States. ALZA Pharmaceuticals plans to commercialize the product outside the United States through distributors. Commercialization agreements for Testoderm-Registered Trademark- have been signed with Scitech Genetics Limited ("Scitech") and Pharmagenesis, Inc. ("Pharmagenesis") in 1995 covering 17 Asian countries (excluding Japan). Scitech launched Testoderm-Registered Trademark- in Singapore in January 1997. As provided by the agreements between ALZA and Scitech and ALZA and Pharmagenesis, quarterly sales reports and the resulting payments to ALZA on Testoderm-Registered Trademark- sold by Scitech and Pharmagenesis are due within 45 days after the end of each quarter.

    During the fourth quarter of 1996, ALZA signed an agreement with Ferring NV (together with its affiliates, "Ferring") pursuant to which Ferring has the right to market Testoderm-Registered Trademark- in 12 European countries. As provided by the agreement between ALZA and Ferring, quarterly sales reports and the resulting payments to ALZA on Testoderm-Registered Trademark- sold by Ferring will be due within 45 days after the end of the quarter. As a result of the agreement between ALZA and Ferring, the Partnership received a license fee of $250,000 from ALZA in 1997 pursuant to the terms of the License Agreement between the Partnership and ALZA for Testoderm-Registered Trademark-.

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

    According to the Partnership Agreement, quarterly distributions to the Limited Partners are made from Excess Cash. Therefore, the amount available for distribution to the Limited Partners is net of

                        ALZA TTS RESEARCH PARNTERS, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ongoing administrative expenses. Between December 1987 (at which time all Partnership funds, raised at the time of its formation, had been utilized) and December 1991 (when the Partnership began receiving royalty revenues on TTS Partnership Product Sales), administrative costs were advanced by ALZA on behalf of the Partnership. Initially, ALZA agreed that the Partnership could reimburse these costs to ALZA over time at the rate of $5.00 per Partnership unit per quarter, which were deducted from Excess Cash from December 1991 through December 1993. In March 1994, the quarterly rate was increased to $10.00 per Partnership unit. In June 1996, it was determined that a further increase in the reimbursement rate was necessary to fully reimburse ALZA for past administrative costs on a more timely basis. Therefore, beginning with the September 1996 distribution, a quarterly deduction was made from Excess Cash in an amount equal to the actual administrative expenses of the Partnership for the previous quarter plus $10.00 per Partnership unit to repay past administrative costs. ALZA had not charged any interest on the past due amounts. All remaining past administrative costs were paid in full as of September 30, 1997. In 1997, payments made to ALZA for past and current administrative costs totaled $256,496. In 1995 and 1996, payments made for past and current administrative costs totaled $138,607 and $172,459, respectively.

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

    The following is a reconciliation of partners' deficit for financial reporting purposes, as described in this report, to the partners' capital for federal income tax reporting purposes. The current difference between the financial and tax basis statements is due to i) royalty and license income accrued to be consistent with the accounting method change and ii) the syndication costs, which reduce partners' capital for financial reporting purposes but which are recorded as an asset for tax purposes.

Partners' capital for financial reporting purposes at December
  31, 1997.......................................................  $   91,627
Accounts receivable--Accrued royalty.............................   5,206,338
Syndication costs charged to partners' capital for financial
  reporting purposes.............................................   1,810,059
                                                                   ----------
Partners' capital for tax reporting purposes at December 31,
  1997...........................................................  $7,108,024
                                                                   ----------
                                                                   ----------

                        ALZA TTS RESEARCH PARNTERS, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

3. RELATED PARTIES

    ALZA Development Corporation, a wholly-owned subsidiary of ALZA, is the general partner of the Partnership.

    ALZA, under a research and development contract, performed all research and development for the Partnership. The Partnership requires certain administrative, accounting, contract management and record keeping services which are presently being provided by ALZA and billed to the Partnership at ALZA's standard administrative services rate ($105,512 for 1997, $86,548 for 1996 and $100,253 for 1995).

4. CONTINGENT LIABILITIES

    ALZA performed research and development work during 1987 amounting to $78,789. This amount has not been accrued for due to a contractual limitation and will not be accrued for unless and until the Partnership has additional funding as provided in the Partnership Agreement.

                             ADDITIONAL INFORMATION

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

            STATEMENTS OF ASSETS, LIABILITIES, AND PARTNERS' CAPITAL

                               (INCOME TAX BASIS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                     ASSETS

Current assets:
  Cash...............................................................................   $  109,262    $   77,586
  Accounts receivable from ALZA Corporation..........................................    5,206,338     3,911,256
                                                                                       ------------  ------------
Total current assets.................................................................    5,315,600     3,988,842
Syndication costs....................................................................    1,810,059     1,810,059
                                                                                       ------------  ------------
Total Assets.........................................................................   $7,125,659    $5,798,901
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Payable to ALZA Corporation........................................................   $   17,635    $  146,381
                                                                                       ------------  ------------
Total current liabilities............................................................       17,635       146,381
Partners' capital:
  Class A Limited Partners...........................................................    6,718,656     5,341,728
  Class B Limited Partner............................................................      318,309       254,267
  General Partner....................................................................       71,059        56,525
                                                                                       ------------  ------------
Total partners' capital..............................................................    7,108,024     5,652,520
                                                                                       ------------  ------------
Total Liabilities and Partners' Capital..............................................   $7,125,659    $5,798,901
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

            STATEMENTS OF ASSETS, LIABILITIES, AND PARTNERS' CAPITAL

                               (INCOME TAX BASIS)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                            1997           1996          1995
                                                                        -------------  ------------  ------------
REVENUES:

  Royalty income (includes $374,425 in 1996 and $374,426 in 1995 recognized due to the accounting change in 1994)..................  $  10,321,896  $  7,612,650  $  5,595,628
  License fee.........................................................       --             250,000       --
  Interest income.....................................................         31,687        28,995        20,192
                                                                        -------------  ------------  ------------
    Total revenue.....................................................     10,353,583     7,891,645     5,615,820

EXPENSES:

  General and administrative..........................................        105,512        86,548       100,253
                                                                        -------------  ------------  ------------
NET INCOME............................................................  $  10,248,071  $  7,805,097  $  5,515,567
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
ALLOCATION OF NET INCOME:

  General Partner.....................................................  $     102,468  $     78,061  $     55,151
  Class A Limited Partners............................................      9,694,688     7,444,192     5,460,416
  Class B Limited Partners............................................        450,915       282,844       --
                                                                        -------------  ------------  ------------
                                                                        $  10,248,071  $  7,805,097  $  5,515,567
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
NET INCOME PER CLASS A LIMITED PARTNERSHIP UNIT.......................  $    3,029.59  $   2,326.31  $   1,706.38
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

                        ALZA TTS RESEARCH PARTNERS, LTD.
                            (A LIMITED PARTNERSHIP)

                        STATEMENTS OF PARTNERS' CAPITAL

                               (INCOME TAX BASIS)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                  CLASS A      CLASS B                  TOTAL
                                                                  LIMITED      LIMITED     GENERAL    PARTNERS'
                                                                  PARTNERS     PARTNER     PARTNER     CAPITAL
                                                                ------------  ----------  ---------  ------------
BALANCE DECEMBER 31, 1994.....................................  $  2,279,168  $  429,191  $  27,340  $  2,735,699
Net income....................................................     5,460,416      --         55,151     5,515,567
Payments to Partners..........................................    (4,073,856)   (189,481)   (43,064)   (4,306,401)
                                                                ------------  ----------  ---------  ------------
BALANCE DECEMBER 31, 1995.....................................     3,665,728     239,710     39,427     3,944,865
Net income....................................................     7,444,192     282,844     78,061     7,805,097
Payments to Partners..........................................    (5,768,192)   (268,287)   (60,963)   (6,097,442)
                                                                ------------  ----------  ---------  ------------
BALANCE DECEMBER 31, 1996.....................................     5,341,728     254,267     56,525     5,652,520
Net income....................................................     9,694,688     450,915    102,468    10,248,071
Payments to Partners..........................................    (8,317,760)   (386,873)   (87,934)   (8,792,567)
                                                                ------------  ----------  ---------  ------------
BALANCE DECEMBER 31, 1997.....................................  $  6,718,656  $  318,309  $  71,059  $  7,108,024
                                                                ------------  ----------  ---------  ------------
                                                                ------------  ----------  ---------  ------------